EXHIBIT J


            Consent of Independent Registered Public Accounting Firm


We have issued our report dated July 16, 2004, accompanying the financial statements and selected per share data and ratios of Armstrong Associates, Inc. We consent to the use of the aforementioned report in the registration statement on Form N-lA.


/s/ George Banks

GRANT THORNTON LLP


Dallas, Texas
October 25, 2005